Exhibit 99.1
Permian Basin Royalty Trust
News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES OCTOBER CASH DISTRIBUTION
     DALLAS, Texas, October 19, 2010 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.107227 per unit, payable on November 15, 2010, to unit holders of record on October 29, 2010. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased slightly from the previous month due primarily to a decrease in production of both oil and gas offset by an increase in oil pricing. This would primarily reflect production for the month of August. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 51,576 bbls and 236,718 Mcf. The average price for oil was $72.61 per bbl and for gas was $6.29 per Mcf. Capital expenditures were approximately $303,000. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil	Gas
			(per bbl)	(per Mcf)

Current Month	51,576	236,718	$72.61	$6.29

Prior Month	55,816	249,353	$70.26	$6.38
*     *     *

Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.877.228.5085